Exhibit 10.3
SHARE ISSUANCE AGREEMENT
     Dated as of May 31, 2006
     Among
     MONTPELIER RE HOLDINGS LTD. (“Issuer”),
     and
     Credit Suisse International (“Dealer”)
     and
     Credit Suisse Securities (USA) LLC, in its capacity as Collateral Agent (as hereinafter defined).
     This AGREEMENT sets forth the terms and conditions under which Issuer shall issue Shares to Dealer.
     The parties hereto agree as follows:
          Section 1 . Certain Definitions. The following capitalized terms shall have the following meanings:
     “Business Day” means a day on which regular trading occurs in the principal trading market for the Shares.
     “Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.
     “Clearing Organization” means The Depository Trust Company, or, if agreed to by Dealer and Issuer, such other Securities Intermediary at which Dealer and Issuer maintain accounts.
     “Closing Price” on any day means, with respect to the Shares (i) if the Shares are listed on a U.S. securities exchange registered under the Exchange Act, are traded on the NASDAQ National Market or are included in the OTC Bulletin Board Service (operated by the National Association of Securities Dealers, Inc.), the last reported sale price, regular way, in the principal trading session on such day on such market on which the Shares are then listed or is admitted to trading (or, if the day of determination is not a Business Day, the last preceding Business Day) and (ii) if the Shares are not so listed or admitted to trading or if the last reported sale price is not obtainable (even if the Shares are listed or admitted to trading on such market ), the average of the bid prices for the Shares obtained from as many dealers in the Shares (which may include Dealer or its affiliates), but not exceeding three, as shall furnish bid prices available to Issuer.
     “Collateral” means any Cash or Non-Cash Collateral, including any proceeds thereof.
     “Collateral Account” means the securities account of the Collateral Agent maintained on the books of Credit Suisse Securities (USA) LLC, as securities intermediary, and designated “Credit Suisse Securities (USA) LLC, as Collateral Agent of Montpelier Re Holdings Ltd., as pledgee of Credit Suisse International, as Dealer.”
     “Collateral Agent” means Credit Suisse Securities (USA) LLC, in its capacity as collateral agent for Issuer hereunder, or any successor thereto under Section 18.
     “Collateral Requirement” means, at any time, the greater of (i) the Outstanding Market Value minus the sum of (A) the Offset Amount and (B) the Payment Amount and (ii) zero.
     “Confirmations” mean the two letter agreements each dated as of May 31, 2006 between Issuer and Dealer, each relating to a Share Forward Transaction for which the initial, aggregate number of Shares underlying such Share Forward Transaction is 7,774,800 and 7,920,000, respectively (including all provisions incorporated therein) (and each such letter agreement, a “Confirmation”).
     “Cutoff Time” shall mean 10:00 a.m. in the jurisdiction of the Clearing Organization, or such other time on a Business Day as shall be agreed by the parties.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “FHLMC Certificates” means single-class mortgage participation certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal Home Loan Mortgage Corporation (excluding Real Estate Mortgage Investment Conduit (“REMIC”) or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages and securities paying interest or principal only).
     “FNMA Certificates” means single-class mortgage pass-through certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal

National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages and securities paying interest or principal only).
     “GNMA Certificates” means single-class fully modified pass-through certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages and securities paying interest or principal only).
     “Initial Issuance Date” means June 6, 2006.
     “Issued Shares” means the Shares issued to Dealer pursuant to and in accordance with Subsections (a) and (d) of Section 2.
     “Issuance Date” means each date Shares are issued to Dealer pursuant to and in accordance with Subsections (a) and (d) of Section 2.
     “Market Value” on any day means (i) with respect to the Shares, the most recent Closing Price of the Shares prior to such day and (ii) with respect to any Collateral that is (a) Cash, the face amount thereof, (b) a letter of credit, the undrawn amount thereof and (c) any other security or property, the market value thereof, as determined by the Collateral Agent, in accordance with market practice for such securities or property, based on the price for such security or property as of the most recent close of trading obtained from a generally recognized source or the closing bid quotation at the most recent close of trading obtained from such source, plus accrued interest to the extent not included therein, unless market practice with respect to the valuation of such securities or property in connection is to the contrary; provided that with respect to Collateral consisting of (i) Treasuries and Mortgage-Backed Securities with a maturity of at least one year but less than five years, such Market Value shall be multiplied by 98%, (ii) Treasuries and Mortgage-Backed Securities with a maturity of at least five years but less than ten years, such Market Value shall be multiplied by 97%, and (iii) Treasuries and Mortgage-Backed Securities with a maturity of at least five years, such Market Value shall be multiplied by 95%.
     “Maximum Number of Outstanding Issued Shares” means 15,694,800; provided that the Maximum Number of Outstanding Shares shall be increased by the sum of (x) number of Option Hedge Shares (as such term is defined in the Underwriting Agreement) purchased by the Underwriter (as such term is defined in the Underwriting Agreement) pursuant to Section 2 of the Underwriting Agreement, and (y) the number of additional Additional Shares (as such term is defined in the Underwriting Agreement) corresponding to such number of Option Hedge Shares (such number of Additional Shares calculated based on Dealer’s

“delta” hedge ratio with respect to the Confirmations as of the Trade Date (as such term is defined in the Confirmations)). If a Potential Adjustment Event or Extraordinary Event (each as defined in the Confirmations) occurs, the Maximum Number of Outstanding Issued Shares shall be adjusted in a manner consistent with any adjustments thereto under the Confirmations.
     “Mortgage-Backed Securities” means FHLMC Certificates, FNMA Certificates or GNMA Certificates, but excluding zero-coupon securities.
     “Non-Cash Collateral” means (i) any evidence of indebtedness issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof, including Treasuries and Mortgage-Backed Securities; (ii) any deposits, certificates of deposit or acceptances of any institution which is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million at the time of deposit (and which may include the Collateral Agent or any affiliate of the Collateral Agent so long as the Collateral Agent is other than Dealer or an affiliate of Dealer); (iii) any marketable obligations of any Person that are fully and unconditionally guaranteed by a bank referred to in clause (ii); (iv) any repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed as to timely payment by the full faith and credit of the United States of America; (v) commercial paper of any corporation incorporated under the laws of the United States or any State thereof that is rated “investment grade” A-1 by Standard & Poor’s Rating Group, a division of McGraw Hill Inc., or any successor thereto, or P-1 by Moody’s Investors Services, Inc., or any successor thereto; (vi) any money market funds (including, but not limited to, money market funds managed by the Collateral Agent or an affiliate of the Collateral Agent) registered under the Investment Company Act of 1940, as amended; (vii) any letter of credit issued by a bank referred to in clause (ii); and (viii) all proceeds of the foregoing; provided that in no event shall Non-Cash Collateral include “margin stock” as defined by Regulation U of the Board of Governors of the Federal Reserve System.
     “Number of Outstanding Issued Shares” means, at any time, the number of Issued Shares, less the number of Issued Shares (or other Shares), if any, tendered by Dealer to Issuer for repurchase for cancellation for USD0.01 pursuant to this Agreement. Notwithstanding anything herein to the contrary, in no event shall the Number of Outstanding Issued Shares at any time exceed the Maximum Number of Outstanding Issued Shares at such time. If a Potential Adjustment Event or Extraordinary Event (each as defined in the Confirmations) occurs, the Number of Outstanding Issued Shares shall be adjusted in a manner consistent with any adjustments thereto under the Confirmations.

     “Offset Amount” means, at any time, the sum of (i) the aggregate amount of the Prepayment Amounts that Issuer could then receive in respect of Components of the Transactions for which no Prepayment Date has then yet occurred under the Confirmations (or for which a Prepayment Date and subsequent Repayment Date has occurred) and (ii) the excess over zero, if any, of the Forward Cash Settlement Amount that would apply if the Valuation Date for all Components of the Transactions occurred at such time (for the avoidance of doubt, determined taking into account whether a Prepayment Date had occurred prior to such time) (all capitalized terms used in this definition and not otherwise defined in this Agreement having the meanings set forth in the Confirmations).
     “Outstanding Market Value” means, at any time, the aggregate Market Value of a number of Shares equal to the Number of Outstanding Issued Shares.
     “Person” means an individual, a company, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Shares” shall have the meaning set forth in the Confirmations.
     “Securities Intermediary” means a “securities intermediary” as defined by Section 8-102(a)(14) of the UCC.
     “Treasuries” means negotiable debt obligations issued by the U.S. Treasury Department.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and as it may be amended from time to time.
     “Underwriting Agreement” means the Underwriting Agreement dated as of the date hereof among Issuer, Dealer and Credit Suisse Securities (USA) LLC.
          Section 2 . Issuance Of Shares; Tender of Issued Shares For Repurchase for Cancellation; Payment for Issued Shares
     (a) Subject to the terms and conditions of this Agreement, Issuer shall issue to Dealer on the Initial Issuance Date 7,800,000 Shares. In addition, Issuer may, in its discretion, upon request from Dealer, issue to Dealer such number of additional Shares in accordance with subsection (d) hereof, on such Issuance Date, as specified in such request, subject to the Maximum Number of Outstanding Shares.
     (b) Notwithstanding anything to the contrary in this Agreement, Dealer shall not be permitted to receive any Shares hereunder at any time to the extent that Dealer determines that any receipt of such Shares shall cause Dealer’s ultimate parent entity to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9% of all the Shares of Issuer outstanding at such time. If any issuance owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such issuance shall not be extinguished and Issuer shall make such issuance as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Issuer that such issuance would not result in Dealer’s ultimate parent entity directly or indirectly so beneficially owning in excess of 9% of all the Shares of Issuer outstanding at such time.
     (c) Issuer shall issue the Issued Shares to Dealer at or before the Cutoff Time on any Issuance Date. Issuance of the Issued Shares to Dealer shall be made in the manner set forth under Section 12 below.
     (d) Dealer shall pay to Issuer 1/6 cent per Issued Share (the “Payment Amount”). The Payment Amount shall be paid by Dealer on or before the time of issuance of the Issued Shares pursuant to Section 2(c) on a delivery-versus-payment basis through the facilities of the Clearing Organization.
          Section 3 . Collateral.
     (a) Unless otherwise agreed by Issuer and Dealer, Dealer shall, prior to the issuance of the Issued Shares to Dealer, but in no case later than the close of business on the applicable Issuance Date, transfer to the Collateral Agent, for deposit to the Collateral Account, Collateral such that the aggregate Market Value of all Collateral will be at least equal to the Collateral Requirement on such Issuance Date.
     (b) Any Collateral transferred by Dealer to the Collateral Agent hereunder shall be security for Dealer’s obligations hereunder. Dealer hereby pledges with, assigns to, and grants the Collateral Agent for the benefit of Issuer a continuing first priority security interest in, and a lien upon, the Collateral so transferred, which shall attach upon the issuance of the Issued Shares by Issuer to Dealer and which shall cease upon the transfer of any such Collateral to Dealer in accordance with the terms of this Agreement. In addition to the rights and remedies given to the Collateral Agent hereunder, the Collateral Agent may exercise on behalf of Issuer all the rights and remedies of a secured party under the UCC. Notwithstanding anything to the contrary herein, Issuer may not use or invest the Collateral and the Collateral Agent shall take no instruction from Issuer regarding the use or investment of Collateral.
     (c) Following the repurchase for cancellation by Issuer of the Issued Shares (or other Shares) pursuant to Section 5, the Collateral Agent shall release to Dealer an amount of Collateral selected by Dealer such that immediately following such release of Collateral, the Market Value of the Collateral will be at least equal to the Collateral Requirement. Such release of Collateral shall be made no later than the Cutoff Time on the day the Issued Shares (or other Shares) are repurchased for cancellation, or if such day is not a day on which a transfer of such Collateral may be effected under Section 12, or if the repurchase for cancellation of Issued Shares (or other Shares) from Dealer by Issuer occurs after the Cutoff Time on such day, then in each case the next day on which such a release or repurchase for cancellation (as applicable) may be effected.
     (d) If Dealer transfers Collateral to the Collateral Agent, as provided in this Section 3, and pays the Payment Amount, and Issuer does not issue the Issued Shares to Dealer on the Initial Issuance Date, Dealer shall have the absolute right to the return of the Collateral and the Payment Amount.
     (e) Dealer may, upon notice to Issuer and the Collateral Agent, substitute Collateral for Collateral securing the Issued Shares; provided that such substituted Collateral shall have a Market Value such that the aggregate Market Value of such substituted Collateral, together with all other Collateral, shall equal or exceed the Collateral Requirement as of the date of such substitution.
     (f) Any Collateral deposited in the Collateral Account shall be segregated from all other assets and property of the Collateral Agent, which such segregation may be accomplished by appropriate identification on the books and records of the Collateral Agent, as Securities Intermediary. If at any time the Securities Intermediary for the Collateral Account is not the Collateral Agent, such Securities Intermediary shall acknowledge that the Collateral Account is maintained for the Collateral Agent and undertake to treat the Collateral Agent as entitled to exercise the rights that comprise the Collateral credited to the Collateral Account.
     (g) Each of the parties to this Agreement hereby agree that Cash and each item within the definition of Non-Cash Collateral shall be treated as a “financial asset” as defined by Section 8-102(a)(9) of the UCC.
          Section 4 . Mark To Market.
     (a) If at the close of trading on any Business Day the aggregate Market Value of all Collateral shall be less than the Collateral Requirement (a “Collateral Deficit”), Issuer may, by notice to Dealer and Collateral Agent, demand that Dealer transfer to Collateral Agent, for deposit to the Collateral Account, no later than the following Business Day, additional Collateral so that the Market Value of such additional Collateral, when added to the Market Value of all other Collateral, shall equal or exceed the Collateral Requirement on such Business Day of determination.
     (b) If at the close of trading on any Business Day the aggregate Market Value of all Collateral shall be greater than the Collateral Requirement (a “Collateral Excess”), Dealer may, by notice to Issuer and Collateral Agent, demand that Collateral Agent transfer to Dealer such amount of the Collateral selected by Dealer so that the Market Value of the Collateral, after deduction of such amounts, shall thereupon be at least equal to the Collateral Requirement on such Business Day of determination.
     (c) Notwithstanding the foregoing, the respective rights of Issuer and Dealer under Section 4(a) and Section 4(b) may be exercised only where a Collateral Excess or Collateral Deficit exceeds 2% of the Outstanding Market Value of the Issued Shares.
          Section 5 . Repurchase for Cancellation of Issued Shares by Issuer.
     (a) Subject to compliance with applicable law, Issuer may repurchase for cancellation from Dealer any or all of the Issued Shares (or a number of other Shares equal to or less than the Number of Outstanding Issued Shares) on any Business Day by giving three Business Days written notice to Dealer for USD0.01 payable in respect thereof by Issuer to Dealer. In addition, if on any day Issuer is required to issue Shares to Dealer pursuant to any of the Confirmations, then on the date of such issuance, Issuer shall, subject to compliance with applicable law, repurchase for cancellation for USD0.01 from Dealer, and Dealer shall tender for repurchase for cancellation to Issuer, a number of Shares equal to the number of Shares so issued pursuant to such Confirmation.
     (b) If Dealer is required to tender to Issuer for repurchase for cancellation Issued Shares (or other Shares) upon the occurrence of a Default as set forth in Section 10, the Issued Shares (or other Shares) shall, subject to compliance with applicable law, be repurchased for cancellation by Issuer from Dealer for USD0.01 payable in respect thereof by Issuer to Dealer, no later than the third Business Day following the date of occurrence of the relevant event described in Section 10.
     (c) Dealer shall tender the Issued Shares (or other Shares) before the Cutoff Time on the day such repurchase for cancellation for USD0.01 is required, subject to compliance with applicable law, to be made. Tender of Issued Shares (or other Shares) to Issuer shall be made in the manner set forth under Section 12 below.
     (d) Subject to compliance with applicable law, Dealer shall be entitled to require Issuer to repurchase for cancellation for USD0.01 any or all of the Issued Shares (or a number of Shares equal to or less than the Number of Outstanding Shares) on any Business Day.
     (e) Notwithstanding the foregoing, if Dealer is unable, after using commercially reasonable efforts, to borrow or purchase the Shares that Dealer is required to tender for repurchase for cancellation to Issuer pursuant to clause (a) above or upon the occurrence of a Default as set forth in Section 10 in compliance with applicable legal and regulatory requirements, including, without limitation, requirements under Rule 10b-18 under the Exchange Act, as if Dealer were Issuer, Dealer and Issuer agree to negotiate in good faith to allow Dealer to delay tender for repurchase for cancellation of some or all of the Shares required to be tendered for repurchase for cancellation by Dealer so that Dealer could effect purchases of such Shares in a manner that would be in compliance with such requirements.
          Section 6 . Distributions.
     (a) If at any time Issuer pays a cash dividend or makes a cash distribution in respect of the Shares (in liquidation or otherwise), Dealer shall pay to Issuer, within one Business Day after the payment of such dividend or distribution, an amount in cash equal to the product of (i) the amount per Share of such dividend or distribution and (ii) the Number of Outstanding Issued Shares.
     (b) If at any time Issuer makes a distribution in respect of the Shares (in liquidation or otherwise) in property or securities, including any options, warrants, rights or privileges in respect of securities (other than a distribution of Shares, but including any options, warrants, rights or privileges exercisable for, convertible into or exchangeable for Shares) (a “Non-Cash Distribution”), Dealer shall deliver to Issuer (whether or not Dealer is a holder of any or all of the Issued Shares) in kind, within one Business Day after the date of such Non-Cash Distribution, the property or securities distributed in an amount equal to the product of (i) the amount per Share of such Non-Cash Distribution and (ii) the Number of Outstanding Issued Shares.
     (c) Any interest, cash distribution or cash dividend made on or in respect of any Collateral hereunder, shall, subject to Section 6(e), be delivered by the Collateral Agent to Dealer, on the date such interest, cash distribution or cash dividend is received by the Collateral Agent.
     (d) Any non-cash distributions or dividend made on or in respect of any Collateral hereunder shall, subject to Section 6(e) below, be delivered by the Collateral Agent to Dealer on the date such non-cash distribution or dividend is received by the Collateral Agent.
     (e) Notwithstanding the provisions of paragraph (c) or (d) of this Section 6 if a transfer of such cash or other property to Dealer by the Collateral Agent as contemplated by either of those paragraphs would give rise to a Collateral Deficit, the Collateral Agent shall (only to the extent needed to avoid any such Collateral Deficit) not make such transfer of cash or other property in accordance with this Section 6, but shall in lieu of such transfer immediately credit the amounts that would have been transferable under this Section 6 to the Collateral Account.

     (f) Issuer represents to Dealer that, subject to notice otherwise as set forth in the next sentence, any distributions paid on the Shares, to the extent such distributions constitute dividends for U.S. federal income tax purposes, will qualify as foreign source dividends for U.S. federal income tax purposes within the meaning of Section 862 of the Internal Revenue Code. If, at any time during a period in which this Agreement is in effect, such dividends would not qualify as foreign source dividends, Issuer shall notify Dealer of such change in facts as soon as practicable.
     (g) Issuer acknowledges that Dealer intends to rely upon the representation in clause (f) in determining the extent, if any, to which Dealer is obligated to make any deduction or withholding of present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any government or other taxing authority (“Taxes”) with respect to any payment by Dealer under this Agreement. On the basis of such reliance and assuming no notice is made pursuant to the second sentence of clause (f), Dealer will make each payment described in clauses (a) or (b) without withholding or deduction for or on account of any Taxes. The previous sentence shall not apply if, at any time during a period in which this Agreement is in effect, Dealer concludes in its reasonable judgment that such withholding or deduction is necessary or appropriate to protect Dealer from potential withholding tax liability. In that case, Dealer shall notify Issuer of its intent to make such withholding or deduction as soon as practicable. Dealer shall have no obligation to pay any additional amounts in respect of such withholding or deduction to Issuer.
          Section 7 . Rights in Respect of Issued Shares.
     (a) Subject to the terms of this Agreement, Dealer shall have all of the incidents of ownership in respect of all Issued Shares, including the right to transfer the Issued Shares to others.
          Section 8 . Representations and Warranties.
     (a) Each of Dealer and Issuer represents and warrants to the other that:
     (i) it has full power to execute and deliver this Agreement, to enter into the transactions contemplated hereby and to perform its obligations hereunder;
     (ii) it has taken all necessary action to authorize such execution, delivery and performance;
     (iii) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms; and

     (iv) the execution, delivery and performance of this Agreement does not and will not violate, contravene, or constitute a default under, (A) its certificate of incorporation, bylaws or other governing documents, (B) any laws, rules or regulations of any governmental authority to which it is subject, (C) any contracts, agreements or instrument to which it is a party or (D) any judgment, injunction, order or decree by which it is bound.
     (b) Issuer represents and warrants to Dealer, as of the date hereof and as of each Issuance Date, that the Issued Shares have been duly authorized and, upon the issuance of the Issued Shares and delivery of a certificate therefor (or a certified copy of the Share register showing the relevant Share entry) to Dealer or to the order of Dealer in accordance with the terms and conditions hereof, and subject to the contemporaneous or prior receipt of the Payment Amount by Issuer, will be validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares); and the shareholders of Issuer have no preemptive rights with respect to the Issued Shares.
     (c) Issuer represents and warrants to Dealer, as of the date hereof and as of each Issuance Date, that the Shares are listed on the New York Stock Exchange (the “Stock Exchange”). Issuer represents and warrants to Dealer, as of each Issuance Date, that the Issued Shares have been approved for listing on the Stock Exchange, subject to official notice of issuance.
     (d) Dealer represents to Issuer that it has, or at the time of transfer to the Collateral Agent shall have, the right to grant to the Collateral Agent, for the benefit of Issuer, and that the Collateral Agent, for the benefit of Issuer, shall acquire, a continuing first priority security interest in the Collateral.
     (e) The representations and warranties of Dealer and Issuer under this Section 8 shall remain in full force and effect at all times during the term of this Agreement and shall survive the termination for any reason of this Agreement.
     (f) Issuer represents and warrants to Dealer, as of the date hereof and as of each Issuance Date, that it is solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the business in which it engages through its wholly-owned operating subsidiary, Montpelier Reinsurance Ltd.
     (g) The Collateral Agent represents and warrants to Issuer that:
     (i) The Collateral Agent is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware, and has full power to execute and deliver this Agreement, to enter into the transactions contemplated hereby and to perform its obligations hereunder.
     (ii) The Calculation Agent has taken all necessary action to authorize such execution, delivery and performance.
     (iii) This Agreement constitutes a legal, valid and binding obligation of the Collateral Agent enforceable against the Collateral Agent in accordance with its terms.
     (iv) The Collateral Agent has not and will not enter into any agreement pursuant to which any Person other than Issuer or the Collateral Agent has or will have “control” (within the meaning of Section 8-106 of the UCC) with respect to the Collateral.
     (v) The Collateral Agent hereby agrees that all liens, pledges and other security interests of any kind or nature held by it (other than liens, pledges and security interests arising hereunder) in any of the Collateral securing any obligation to the Collateral Agent (either in such capacity or in any other capacity) (collectively, “Other Liens”) shall be subordinate and junior to the liens, pledges and security interests in the Collateral arising hereunder and that the Collateral Agent will take no action to enforce any Other Liens so long as any obligation under the Confirmations or hereunder (whether or not then due) should remain unsatisfied.
          Section 9 . Covenants. Dealer covenants and agrees with Issuer that all Issued Shares will be used solely for the purpose of settling sales of Hedge Shares or Additional Shares (each as defined in the Underwriting Agreement) pursuant to the terms of the Underwriting Agreement or closing out open Share borrowings created in the course of Dealer’s hedging activities related to its exposure under the Confirmations.
          Section 10 . Events of Default.
     (a) If either of the following events occur (each, a “Default”), then, subject to compliance with applicable law, Dealer shall be required to tender all of the Issued Shares (or a number of other Shares equal to the Number of Outstanding Issued Shares) to Issuer for repurchase for cancellation, subject to compliance with applicable law, for USD0.01, as provided in Section 5(b), without any requirement that Issuer give any notice or take any other action.
     (i) the filing by or on behalf of Dealer of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, winding-up or liquidation or similar act or law, of any state, federal or other applicable foreign jurisdictions, now or hereafter existing (“Bankruptcy Law”), or any action by Dealer for, or consent or acquiescence to, the appointment of a receiver trustee or other custodian of Dealer, or of all or a substantial part of its property; or the making by Dealer of a general assignment for the benefit of creditors; or the admission by Dealer in writing of its inability to pay its debts as they become due; or
     (ii) the filing of any involuntary petition against Dealer in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over Dealer or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Dealer or of all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Dealer; and continuance of any such event for 15 consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged.
          Section 11 . Issuer’s Remedies.
     (a) Notwithstanding anything to the contrary herein, if Dealer is required to tender Issued Shares (or other Shares) to Issuer for repurchase, subject to compliance with applicable law, for cancellation for USD0.01 pursuant to Section 5(a) or Section 10 and, at the time such requirement arises, the purchase of Shares in an amount equal to the number of Issued Shares (or other Shares) so required to be tendered shall (i) be prohibited by any law, rules or regulation of any governmental authority to which it is or would be subject, (ii) violate, or would upon such purchase likely violate, any order or prohibition of any court, tribunal or other governmental authority or (iii) require the prior consent of any court, tribunal or governmental authority prior to any such repurchase (each of (i), (ii) and (iii), a (“Legal Obstacle”), then, in each case, Dealer shall immediately notify Issuer of the Legal Obstacle and the basis therefor, whereupon Dealer’s obligations under Section 5(a) or Section 10 shall be suspended until such time as no Legal Obstacle with respect to such obligations shall exist (a “Repurchase Suspension”). Upon notification of a Repurchase Suspension and for so long as the Repurchase Suspension shall continue, Issuer shall have the right, exercisable in its sole discretion, to direct the Collateral Agent to, and the Collateral Agent upon receipt of the written request of Issuer (with a copy to Dealer) shall, release to Issuer an amount of Collateral with a Market Value equal to the Market Value of all (or such fewer number as Issuer may specify) of the Issued Shares (or other Shares) that are the subject of the Repurchase Suspension, whereupon Dealer’s obligation to tender the specified number of Issued Shares (or other Shares) to Issuer shall be automatically extinguished. If any Repurchase Suspension continues for more than five Business Days, then on the fifth such Business Day Issuer shall have the right, exercisable in its sole discretion, to require Dealer to pay to Issuer, no later than one Business Day following notice from Issuer, an amount in Cash equal to the aggregate Market Value as of the date of such notice and the number of Shares otherwise required to be tendered, whereupon Dealer’s obligation to tender the specified number of Shares to Issuer for repurchase for cancellation shall be automatically extinguished.
     (b) If Dealer shall fail to tender Issued Shares (or other Shares) to Issuer pursuant to Section 5 or Section 10 when due, then, in addition to any other remedies available to Issuer under this Agreement or under applicable law, Issuer shall have the right (without further notice to Dealer) to (i) subject to compliance with applicable law, repurchase for cancellation for USD0.01 a number of Shares equal to the number of Shares otherwise required to be tendered (“Replacement Shares”) in the principal market for such securities in a commercially reasonable manner, (ii) sell any Collateral in the principal market for such Collateral in a commercially reasonable manner and (iii) apply and set off the Collateral and any proceeds thereof against the payment of the purchase price for such Replacement Shares and any amounts due to Issuer under this Agreement. To the extent Issuer shall exercise such right, Dealer’s obligation to tender a like amount of Issued Shares (or other Shares) to Issuer for repurchase for cancellation for USD0.01 shall terminate and Dealer shall be liable to Issuer for the repurchase price of Replacement Shares (plus all other amounts, if any, due to Issuer hereunder). In the event that the repurchase price of Replacement Shares (plus all other amounts, if any, due to Issuer hereunder) exceeds the amount of the Collateral, Dealer shall be liable to Issuer for the amount of such excess. The repurchase price of Replacement Shares purchased under this Section 11 shall include, and the proceeds of any sale of Collateral shall be determined after deduction of, broker’s fees and commissions and all other reasonable costs, fees and expenses related to such repurchase and cancellation. In the event Issuer exercises its rights under this Section 11(b), Issuer may elect in its sole discretion, in lieu of repurchasing all or a portion of the Replacement Shares or selling all or a portion of the Collateral, to be deemed to have made, such repurchase of Replacement Shares or such sale of Collateral, as the case may be, for an amount equal to the Closing Price of the Shares on the date Issuer elects to exercise this remedy. Upon the satisfaction of all Dealer’s obligations hereunder, any remaining Collateral shall be returned to Dealer.

          Section 12 . Issuance of Shares; Transfer of Cash and Securities
     (a) All issuances of Issued Shares to Dealer or repurchases for cancellation of Issued Shares by Issuer from Dealer hereunder shall be made by the crediting by a Clearing Organization of such financial assets to the transferee’s “securities account” (within the meaning of Section 8-501 of the UCC) maintained with such Clearing Organization (or a participant therein). All transfers of Collateral to Collateral Agent by Dealer shall be made by crediting the Collateral Account. All transfers of Collateral to Issuer by Collateral Agent shall be made in the manner directed by Issuer. In every transfer of “financial assets” (within the meaning of Section 8-102 of the UCC) hereunder, the transferor shall take all steps necessary (a) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under Section 8-501 of the UCC, (b) to enable the transferee to obtain “control” (within the meaning of Section 8-106 of the UCC), and (c) to provide the transferee with comparable rights under any applicable foreign law or regulation.
     (b) All transfers of cash hereunder to Dealer or Issuer shall be by wire transfer in immediately available, freely transferable funds.
     (c) A transfer of securities or cash may be effected under this Section 12 on any day except (1) a day on which the transferee is closed for business at its address set forth in Section 15 or (2) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.
          Section 13 . Indemnities.
     (a) Issuer hereby agrees to indemnify and hold harmless Dealer and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with, (i) any breach by Issuer of any of its representations or warranties contained in Section 8 or Section 6(f) or (ii) any breach by Issuer of any of its covenants or agreements in this Agreement.
     (b) Dealer hereby agrees to indemnify and hold harmless Issuer and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with (i) any breach by Dealer of any of its representations or warranties contained in Section 8 or (ii) any breach by Dealer of any of its covenants or agreements in this Agreement.

     (c) In case any claim or litigation which might give rise to any obligation of a party under this Section 13 (each an “Indemnifying Party”) shall come to the attention of the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence and amount thereof; provided that the failure of the Indemnified Party to give such notice shall not adversely affect the right of the Indemnified Party to indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Section 13. Such response shall be delivered no later than 30 days after the initial notification from the Indemnified Party; provided that if the Indemnifying Party reasonably cannot respond to such notice within 30 days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.
     (d) An Indemnifying Party shall be entitled to participate in, and, if (i) in the judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits in writing that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct, the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. An Indemnified Party shall not make any settlement of any claim or litigation described in clauses (i) and (ii) of the preceding sentence without the written consent of the Indemnifying Party.
          Section 14 . Termination Of Agreement.
     (a) Unless otherwise agreed by Dealer and Issuer, the provisions of Section 13 shall survive the termination of this Agreement.
          Section 15 . Notices.
     (a) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received.
     (b) All such notices and other communications shall be directed to the following address:

(i)	If to Dealer:

One Cabot Square,
London E14 4QJ England
Attn: Kevin Studd, Managing Director—Legal Department
Telephone: 44 20 7888 1605

Facsimile No.: 44 20 7888 4603

(ii)	If to the Collateral Agent:

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue, 9th Floor
New York, NY 10010
Attn: Senior Legal Officer
Tel: (212) 538-2616
Fax: (212) 325-8282

(iii)	If to Issuer:

Montpelier Re Holdings Ltd.
Mintflower Place
8 Par-La-Ville Road
Hamilton HM 08
Bermuda
Attn: Kip Oberting
Tel: (441) 278-5018
Fax: (441) 296-5551
     (c) In the case of any party, at such other address as may be designated by written notice to the other parties.
          Section 16 . Governing Law; Submission To Jurisdiction; Severability; Assignment.
     (a) This Agreement and all disputes arising therefrom and related thereto shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereto submits to the exclusive jurisdiction of U.S. Federal and New York state courts sitting in the Borough of Manhattan, New York City in connection with all proceedings arising out of or relating to this Agreement.
     (b) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.
     (c) The parties to this Agreement hereby irrevocably and unconditionally waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party (iv) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (v) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
     (d) This constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all oral communications and prior writings with respect thereto.
     (e) The rights and duties of Dealer under this Agreement may not be assigned or transferred by Dealer without the prior written consent of Issuer, such consent not to be unreasonably withheld; provided that Dealer may assign or transfer any of its rights or duties hereunder to Dealer’s ultimate parent entity or any directly or indirectly wholly-owned subsidiary of Dealer’s ultimate parent entity (a “Permitted Transferee”) without the prior written consent of Issuer, so long as the senior unsecured debt rating (“Credit Rating”) of such Permitted Transferee is equal to or greater than the Credit Rating of Dealer, as specified by each of Standard and Poor’s Rating Services and Moody’s Investor Service, Inc., at the time of such assignment or transfer; provided further that a Permitted Transferee does not include (a) an entity that is a “U.S. person” within the meaning of section 7701(a)(3) of the Internal Revenue Code of 1986, as amended, (b) an entity that has any direct or indirect shareholder in the Dealer group that is a U.S. person (as so defined), or (c) an entity, if Dealer or its affiliates have granted any U.S. person (as so defined) an option to buy 10 percent or more of the stock of such entity or any direct or indirect shareholder in the Dealer group of such entity. If, subsequent to any assignment or transfer pursuant to the first proviso to the immediately preceding sentence, the Credit Rating of such Permitted Transferee falls below that of Dealer, such Permitted Transferee shall further assign and transfer its rights and duties under this Agreement to another Permitted Transferee with a Credit Rating equal to or greater than the Credit Rating of Dealer within 30 calendar days.
     Section 17 . Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.
          Section 18 . Collateral Agent.
     (a) Issuer hereby irrevocably appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Collateral Agent by the terms hereof, together with all such powers as are reasonably incidental thereto, and the Collateral Agent accepts such appointment as provided herein.
     (b) If at any time while this Agreement is in effect (i) Credit Suisse Securities (USA) LLC ceases to be a Securities Intermediary or (ii) Issuer shall determine, in its sole discretion, that any of the relationships by or among the parties hereto are reasonably likely to prevent Issuer from acquiring, or jeopardize the continuation of, Issuer’s continuing first priority security interest in the Collateral as contemplated under Section 3(b), Issuer shall be entitled to designate a bank or trust company reasonably satisfactory to Dealer as a successor Collateral Agent. In the event of a designation of a successor Collateral Agent, each of the parties to this Agreement agrees to take all such actions as are reasonably necessary to effect the transfer of rights and obligations of Credit Suisse Securities (USA) LLC as Collateral Agent hereunder to such successor Collateral Agent, including the execution and delivery of amendments to this Agreement as shall be necessary to effect such designation and transfer.
          Section 19 . Set-off and Netting.
     (a) Issuer and Dealer shall be entitled to set off and net any obligation of Issuer to issue Shares to Dealer under the Confirmations against any obligation of Dealer to tender Shares to Issuer for repurchase for cancellation for USD0.01 hereunder.
          Section 20 . Equity Rights.
     (a) Dealer acknowledges and agrees that this Agreement is not intended to convey to Dealer rights with respect to the transaction contemplated hereby that are senior to the claims of common shareholders in a winding up of Issuer; provided, however, that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to this Agreement or the return of any Collateral in accordance with the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto to have executed this Share Issuance Agreement as of the date and year first above written.

MONTPELIER RE HOLDINGS LTD.

By:	/s/ Kernan V. Oberting

Name: Kernan V. Oberting Title: Chief Financial Officer

CREDIT SUISSE INTERNATIONAL

By:	/s/ Edmond Curtin

Name: Edmond Curtin
Title: Managing Director

By:	/s/ David Bonham

Name: David Bonham
Title: Director

CREDIT SUISSE SECURITIES (USA) LLC, as Collateral Agent

By:	/s/ Marilyn Hirsch

Name: Marilyn Hirsch
Title: Managing Director